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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date earliest event reported): February 23, 1999


                        Registrant, State of Incorporation,  I.R.S. Employer
Commission File Number  Address and Telephone Number         Identification No.
----------------------  -----------------------------------  ------------------

0-8410                  WYANT CORPORATION                    11-2236837
                        (a New York corporation)
                        100 Readington Road
                        Somerville, New Jersey 08876
                        Telephone (908) 707-1800

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ITEM 5. OTHER EVENTS.

A. On January 19, 1999, Wyant Corporation (the "Company") received notification from the Nasdaq National Market that the Company's request for an oral hearing to consider the continued listing of the Company's common stock on the Nasdaq National Market had been granted. The hearing was held before a panel authorized by Nasdaq's Board of Governors (the "Panel") on February 25, 1999 in Washington, D.C.

     The Company had previously received notification from Nasdaq that it intended to delist the Company's common stock from the Nasdaq National Market due to the Company's failure to maintain compliance with one of Nasdaq's listing maintenance standards (the market value of public float requirement of $5 million).

     Until the Panel makes a decision, the Company's common stock will remain listed on the Nasdaq National Market. The Company also intends to continue to explore other listing alternatives pending a decision by the Panel, such as trading on Nasdaq's SmallCap Market or on another appropriate trading exchange or market. There can be no assurance as to when a decision will be reached by the Panel or that such a decision will be favorable to the Company. An unfavorable decision could result in the delisting of the Company's common stock from the Nasdaq National Market. The Company has been informed by Nasdaq that it currently satisfies the continued listing requirements of the Nasdaq SmallCap Market and, assuming an unfavorable decision from the Panel, the Company expects to list its common stock on the Nasdaq SmallCap Market subject to customary administrative requirements relating to the listing.

B. On February 24, 1999, the Company released a press release to the financial community, the text of which follows:

Wyant Corporation reports 1998 audited results and sale of health care business

Somerville, NJ, February 24, 1999 - Wyant Corporation (Nasdaq:WYNT) yesterday reported consolidated net earnings for the year ended December 31, 1998 of $1,575,000 or $0.34 per common share, compared with $510,000 or $0.09 per common share for 1997. The 1997 net earnings include an after-tax extraordinary gain of $92,000 or $0.03 per common share. Sales of continuing operations were $67,124,000 in the current year, compared with $63,560,000 last year. Earnings of continuing operations were $554,000, or $0.06 per common share, compared with $999,000 or $0.22 per common share in 1997.

Consolidated net earnings for the fourth quarter of 1998 amounted to $230,000 or $0.04 per common share, compared with $488,000 or $0.11 per common share in the corresponding period in 1997. The 1997 amount included the extraordinary gain of $92,000 or $0.03 per common share. Earnings of continuing operations were $93,000, a break-even per common share for the fourth quarter of 1998, compared with a loss of $76,000 or $(0.05) per common share in the fourth quarter of 1997.

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As a result of the pending sale of Wyant Health Care announced below, earnings of continuing operations for the fourth quarter of 1998 and for the full year were negatively impacted by the inclusion of interest charges incurred by Wyant Health Care which, for accounting purposes, are required to be included in continuing operations. These charges will cease upon the closing of the sale. The negative after-tax effect of these charges on earnings of continuing operations was $83,000 or $0.02 per common share in the fourth quarter of 1998 and $411,000 or $0.11 per common share in the year 1998.

     Wood Wyant Inc.

     Wood Wyant Inc. reported sales of $13,639,000 in the fourth quarter of 1998, an increase of 20.9% over the sales of $11,285,000 generated in the same quarter last year, reflecting the additional sales from the companies acquired in the second quarter of 1998. Earnings before income tax in the fourth quarter of 1998 amounted to $595,000, an improvement over the level of $402,000 in the same quarter last year.

     Wyant Health Care

     Wyant Health Care reported sales of $8,776,000 in the fourth quarter of 1998, an increase of 8.6% over the sales of $8,085,000 in the same quarter of 1997. A loss before income tax of $35,000 was incurred in the current quarter of 1998, compared with earnings before income tax of $229,000 in the same quarter last year. Results in the current quarter were negatively impacted by certain non-recurring charges.

     IFC Disposables, Inc.

     IFC Disposables, Inc. reported sales of $3,839,000 in the fourth quarter of 1998, an increase of 1.2% over the sales of $3,793,000 in the fourth quarter of 1997. A loss before income tax of $123,000 was incurred in the fourth quarter of 1998, up from the loss before tax of $70,000 in the same quarter in 1997. Results of both periods were adversely affected by one-time charges against earnings.

Wyant Corporation Chairman, President and CEO, Don MacMartin, commenting on Wyant Corporation's consolidated results, noted the negative impact on fourth quarter earnings of certain non-recurring charges at Wyant Health Care and IFC Disposables, which amounted to $192,000 after-tax or $0.05 per common share.

Mr. MacMartin also noted that the fourth quarter earnings of Wood Wyant Inc., while showing an improvement of approximately 30% over the same quarter last year, had also been adversely affected by certain non-recurring charges which reduced consolidated after-tax earnings by $83,000 or $0.02 per common share. Furthermore, the adverse effect on earnings for the fourth quarter of 1998 of a weaker Canadian dollar translation rate compared to the corresponding quarter of 1997 reduced consolidated net earnings by an additional $32,000 or $0.01 per common share. The acquisitions made by Wood Wyant in the second quarter of 1998 continue to make a positive contribution to earnings. The integration of the acquired businesses is progressing well.

                                      -3-
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Sale of Wyant Health Care

Yesterday, Wyant Corporation's Board of Directors approved the sale of its Wyant Health Care division to Paper-Pak Products, Inc. of LaVerne, California, for total consideration of approximately $15,500,000 including the assumption of certain debt of $3,500,000. The transaction is subject to PaperPak's completion of financing, customary regulatory approvals and the approval of Wyant shareholders and is expected to close during the second quarter of 1999. PaperPak is one of the largest independent manufacturers and marketers of incontinence products in the US, with annual sales of $100 million. The Wyant Health Care family of high quality adult incontinence products will complement PaperPak's existing offerings and provide it with additional capacity to fuel its rapid growth.

Commenting on the sale of Wyant Health Care, Don MacMartin said, "The sale of WHC allows us to focus all of our efforts on the sanitation market in North America and thus achieve an even stronger market position in the industry. Our strategic plan included the aggressive pursuit of a leadership position in the North American sanitation industry; the sale of WHC will allow us to devote all of our energies to achieve that goal." On the acquisition of WHC by PaperPak, Mr. MacMartin added that "this is a win-win situation for both parties, as well as the WHC employees. PaperPak chose a good team member that has a long tradition of producing quality products and providing excellent customer service. Everyone will be well served by this deal."


RESULTS OF OPERATIONS

                                                                        1998                                  1997
                                                           4th quarter         12 months          4th quarter       12 months
WYANT HEALTH CARE
Net Sales                                                  $8,776,484         $36,462,815          $8,085,187       $31,324,702
Earnings (loss) before tax                                    (34,568)            619,236             229,234        (1,706,984)
Net Earnings (loss)                                           (23,568)            400,536             180,271        (1,137,947)

WOOD WYANT INC.
Net Sales                                                 $13,639,413         $50,787,121         $11,284,719       $48,847,534
Earnings before tax                                           594,528           2,066,867             401,576         2,481,335
Net Earnings                                                  333,528           1,171,867             255,039         1,454,057

IFC DISPOSABLES, INC.
Net Sales                                                  $3,839,292         $16,337,016          $3,793,291       $14,736,939
Earnings (loss) before tax                                   (123,106)              6,075             (69,659)          155,134
Net Earnings (loss)                                           (80,106)              2,775             (39,405)          102,388

WYANT CORPORATION
    (consolidated)

Net Sales of continuing operations                        $17,761,439         $67,124,137         $15,078,010       $63,559,703
Earnings (loss) before tax of continuing operations           232,940           1,125,576             (39,339)        1,799,969
Net earnings (loss) of continuing operations                   93,232             553,576             (76,324)          999,372
Income (loss) from discontinued operations, net of tax        136,622           1,021,602             472,229          (580,874)
Earnings before extraordinary gain                            229,854           1,575,178             395,905           418,498
Extraordinary gain, net of tax                                      -                   -              91,958            91,958
Net Earnings                                                  229,854           1,575,178             487,863           510,456

Earnings Per Share Data
   Basic
   Earnings (loss) from continuing operations, net of tax           -                0.06               (0.05)             0.22
   Income (loss) from discontinued operations, net of tax        0.04                0.28                0.13             (0.16)
   Extraordinary gain, net of tax                                   -                   -                0.03              0.03
   Net Earnings                                                  0.04                0.34                0.11              0.09
   Diluted
   Earnings from continuing operations, net of tax                  -                0.06               (0.05)             0.22
   Income (loss) from discontinued operations, net of tax        0.04                0.27                0.13             (0.16)
   Extraordinary gain, net of tax                                   -                   -                0.03              0.03
   Net Earnings                                                  0.04                0.33                0.11              0.09
   Weighted average number of shares - basic                3,607,150           3,606,247           3,604,817         3,597,125
   Weighted average number of shares - diluted              3,894,296           3,834,261           3,658,166         3,603,793


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CORPORATE PROFILE

Wyant Corporation is an integrated sanitation and facility maintenance supply company with extensive manufacturing, sales and distribution capabilities. It operates four manufacturing plants, including a sanitary paper products converting plant, two chemical manufacturing plants and one converting operation manufacturing disposable wiping products.

Wyant's business is conducted in North America through two subsidiaries, Wood Wyant Inc. and IFC Disposables, Inc. The Company employs some 500 people in the United States and Canada.

This public release includes forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve a number of risks and uncertainties that may influence the financial performance and earnings of the Company, and may cause actual results to differ materially from those in the forward looking statements, including, but not limited to, factors such as the ability of the Company to successfully complete the sale of its Wyant Health Care division, or that such completion be accomplished within the anticipated time frame. Forward looking statements, which reflect the Company's current views with respect to certain future events and financial performance, should be considered in light of such factors.

    Detailed corporate information and press releases can be accessed at: www.wyantcorp.com

    CONTACT:
        M.A. D'Amour, (514) 636-9926 ext. 2261,mdamour(at)wyantcorp.com
        D.C. MacMartin, (514) 636-9926 ext. 2259, dmacmartin(at)wyantcorp.com


Item 7. Financial Statements and Exhibits

        c)  Exhibits

            2.1 Asset Purchase Agreement dated as of February 23, 1999 between Wyant Corporation and Paper-Pak Products, Inc.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      WYANT CORPORATION

                                      By: /s/ Marc D'Amour
                                          ------------------
                                          Name: Marc D'Amour
                                          Title: Vice President, Chief Financial
                                                 Officer and Treasurer


Dated:  March 11, 1999



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